Exhibit 10.24

1625 Sharp Point Drive Fort Collins, Colorado 80525 USA Fax 970/221-5583 Main 970/221-4670
December 14, 2009
Yuval Wasserman
6024 Highland Hills Court
Fort Collins, CO 80528
Dear Yuval:
We are pleased to offer you a promotion to the position of President and Chief Operating Officer with Advanced Energy Industries, Inc. This position reports to Hans Betz, Chief Executive Officer. Your promotion will be effective on January 1, 2010 with a base salary increase to $374,000.00 on an annualized basis.
In addition to the above compensation, you remain eligible for variable compensation as available in accordance with company policy. The 2010 target cash incentive percentage for this position is 70% of the annual base salary, and in accordance with the plan document, will be dependent on both company financial performance and your individual performance. Plans are re-evaluated annually and are subject to change at any time, at the discretion of the company. The cash incentive compensation is described in a separate document.
During 2010, we will request approval to grant you 9,000 Restricted Stock Units (RSUs) and the option to purchase 63,000 shares of common AE stock. The grants will be made in four quarterly installments (2,250 RSU’s and 15,750 options each) and are subject to final Board of Director approval. The option price will be the fair market value of the stock, which would be the closing price on each grant date. You must be an employee of the company for the grants to be made. Other terms will be defined in the document provided with the grants.
Your current benefits and benefit selections for 2010 will remain in effect. Benefit programs are re-evaluated annually and are subject to change at any time, at the discretion of the company.
The information in this letter is not intended to constitute a contract of employment, either expressed or implied. Your employment with Advanced Energy Industries Inc. remains at will.
We believe we can continue to offer you a challenging and rewarding experience at Advanced Energy and look forward to your ongoing contributions.

Sincerely
/s/ Hans Betz
Hans Betz
Chief Executive Officer